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                                   Exhibit 12

               Computation of Ratios of Earnings to Fixed Charges


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
                                                                                                               Three months ended
                                                   Twelve months ended October 31,                                 January 31,
                                  -----------------------------------------------------------------        -------------------------
                                     1997         1998          1999          2000          2001              2001          2002
                                  ------------ ------------  ------------  ------------  ----------        -----------    ----------
Earnings:
Income before income taxes and
extraordinary (loss) and change
in accounting                        $107,646     $134,293      $162,750      $230,966     $337,889           $63,195       $69,984
Homebuilding
Interest expense                       29,746       36,052        40,378        46,777       59,002            11,764        14,978
Rent expense                              193          293           425           639          852               151           237
Amortization                              667          610           618           635          897               159           259
Collateralized mortgage
financing:
Interest expense                          233          184           119            39           36                 8             8
                                  ------------ ------------  ------------  ------------  -----------       -----------    ----------
                                     $138,485     $171,432      $204,290      $279,056     $398,676           $75,277       $85,466
                                  ============ ============  ============  ============  ===========       ===========    ==========


Fixed charges:
Homebuilding:
Interest incurred:                    $35,242      $38,331       $51,396       $60,236      $79,209           $16,893       $22,870
Rent expense                              193          293           425           639          852               151           237
Amortization                              667          610           618           635          897               159           259
Collateralized mortgage
financing:
Interest incurred:                        233          184           119            39           36                 8             8
                                  ------------ ------------  ------------  ------------  -----------       -----------    ----------
                                      $36,335      $39,418       $52,558       $61,549      $80,994           $17,211       $23,374
                                  ============ ============  ============  ============  ===========       ===========    ==========

Ratio, including collateralized
mortgage financing                       3.81         4.35          3.89          4.53         4.92              4.38          3.66

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